UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 4, 2007

GENERAL MILLS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-01185	41-0274440
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

Number One General Mills Boulevard
	Minneapolis, Minnesota	55426
	(Mail: P.O. Box 1113)	(Mail: 55440)
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (763) 764-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 4, 2007, General Mills, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) under which the Company agreed to sell $1.0 billion aggregate principal amount of Floating Rate Convertible Senior Notes due April 11, 2037 (the “Notes”) to Morgan Stanley.  The Purchase Agreement also granted Morgan Stanley an option to purchase up to an additional $150 million aggregate principal amount of the Notes to cover over-allotments.  On April 5, 2007, Morgan Stanley exercised the aforementioned option in whole.  The closing of the sale of the Notes is expected to occur on April 11, 2007.  The net proceeds from the offering, after deducting estimated offering expenses payable by the Company, are expected to be approximately $1.1498 billion.  The Purchase Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions.  A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Morgan Stanley and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company or its affiliates, for which it received or will receive customary fees and expenses.  An affiliate of Morgan Stanley is a lender under certain of the Company’s existing credit facilities.  Morgan Stanley also acts as a dealer under the Company’s commercial paper program.

Item 3.02               Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this report on Form 8-K is incorporated herein by reference.

The Notes will be issued to Morgan Stanley in a private placement, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and will be resold by Morgan Stanley to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  The Company will rely on these exemptions from registration based in part on representations made by Morgan Stanley in the Purchase Agreement.

The Notes will be convertible at any time prior to the close of business on the business day immediately preceding the maturity date of the Notes.  The Notes will be convertible into cash and, at the option of the Company, shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), at an initial conversion rate (subject to adjustment) of 10 shares of Common Stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of $100 per share).  If converted, holders of the Notes will receive, for each $1,000 principal amount of Notes surrendered for conversion, cash and, if applicable, shares of Common Stock equal to the sum of the “daily settlement amounts” for each trading day during a related ten-trading day observation period.  The “daily settlement amount” for each of the ten trading days during an observation period will consist of (a) an amount in cash equal to the lesser of $100 and the daily conversion value relating to such day and (b) to the extent such daily conversion value exceeds $100, a number of shares of Common Stock (subject to the Company’s right to pay cash in lieu of all or some of such shares of Common Stock), equal to (A) the difference between such daily conversion value and $100 divided by (B) the price of the

Common Stock for such day.  In addition, holders may convert their Notes in connection with a change in control, as defined in the indenture under which the Notes will be issued.  In connection with such a conversion, the holders may be entitled to a make-whole premium in the form of an increase in the conversion rate.

The Notes and the underlying Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01              Other Events.

On April 4, 2007, the Company issued a press release announcing the offering and final pricing terms of the Notes.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

10.1                      Purchase Agreement, dated April 4, 2007, between Morgan Stanley & Co. Incorporated and General Mills, Inc.

99.1                      Press release of General Mills, Inc. dated April 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 10, 2007

GENERAL MILLS, INC.

By:	/s/ Siri S. Marshall
Name: Siri S. Marshall
Title: Senior Vice President, General Counsel &
Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase Agreement, dated April 4, 2007, between Morgan Stanley & Co. Incorporated and General Mills, Inc.

99.1	Press release of General Mills, Inc. dated April 4, 2007.